Exhibit 99.1

News for Immediate Release

Contact: Alan Breitman

Chief Financial Officer

The First Marblehead Corporation

One Cabot Road, Suite 200

Medford, MA 02155

617.638.2065

First Marblehead Stockholders Approve Merger; Transaction Completed

MEDFORD, MA, August 22, 2016 — The First Marblehead Corporation (NYSE: FMD) today announced the completion of its acquisition by FP Resources USA Inc. (an entity beneficially owned by John Carter Risley of Nova Scotia, Canada), for US$5.05 per share in cash, without interest and subject to deduction for any required withholding tax, pursuant to a merger agreement by and among the Company, FP Resources USA Inc. and FP Resources Acquisition Corp. (a wholly-owned subsidiary of FP Resources USA Inc.), dated as of June 2, 2016.

The transaction was approved by the Company’s stockholders at a special meeting of stockholders held on August 22, 2016. First Marblehead’s common stock will be delisted from the New York Stock Exchange prior to the open of trading on Tuesday, August 23, 2016.

Stockholders who hold shares through a bank or broker will not have to take any action to receive the merger consideration, as the exchange of their shares for the merger consideration will be handled by the bank or broker. Stockholders who hold stock certificates will receive a letter of transmittal with instructions regarding delivery of their shares to the Company’s paying agent, Computershare Trust Company, N.A.

About The First Marblehead Corporation

First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the Monogram® platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs. For more information, please see www.firstmarblehead.com. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org. First Marblehead offers outsourced tuition planning, billing, payment technology services and refund management services through its subsidiary Tuition Management Systems LLC. For more information, please see www.afford.com. Through its subsidiary, Cology LLC, First Marblehead offers private education loan processing and disbursement services for lenders. For more information, please see www2.cology.com.